As filed with the Securities and Exchange Commission on August 23, 2016

Registration No. 333-143679

Registration No. 333-173810

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-143679)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-173810)

 Under

 THE SECURITIES ACT OF 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0589190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Flower Street

Glendale, California 91201

(Address of Principal Executive Offices)

SPECIAL DEFERRAL ELECTION PLAN

SECOND AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full Title of Plans)

Arthur R. Block

Executive Vice President

DreamWorks Animation SKG, Inc.

 One Comcast Center
Philadelphia, Pennsylvania 19103-2838

(215) 286-1700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

 Thomas J. Reid, Esq.

 Davis Polk & Wardwell LLP

 450 Lexington Avenue

 New York, NY 10017

 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

DreamWorks Animation SKG, Inc. (the “Company”) is filing these Post-Effective Amendments to its Registration Statements on Form S-8 to remove from registration the remaining portion of the $50,000,000 of deferred compensation obligations under the terms of the Special Deferral Election Plan (“Deferred Compensation Obligations”) and the unsold shares of the 23,697,236 shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), issuable by the Company under the terms of the 2004 Omnibus Incentive Compensation Plan, the 2008 Omnibus Incentive Compensation Plan, the Amended and Restated 2008 Omnibus Incentive Compensation Plan and the Second Amended and Restated 2008 Omnibus Incentive Compensation Plan, previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (File No. 333-143679), filed with the Securities and Exchange Commission (the “SEC”) on June 12, 2007; and

•	Registration Statement on Form S-8 (File No. 333-173810), filed with the SEC on April 29, 2011 (collectively, the “Registration Statements”).

On August 22, 2016, pursuant to the Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), by and among Comcast Corporation, a Pennsylvania corporation (“Parent”), Comcast Paris NewCo, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, and the Company, a Delaware corporation, Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any Deferred Compensation Obligations or any shares of Class A Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 23rd day of August, 2016.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Executive Vice President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.